Exhibit 10.2

Execution Version

Myers Industries, Inc.

___________________________________

Third Amendment

Dated as of March 12, 2021

to the

Note Purchase Agreement

Dated as of October 22, 2013

___________________________________

Re: $11,000,000 5.25% Senior Notes, Series B, due January 15, 2024
$29,000,000 5.30% Senior Notes, Series C, due January 15, 2024; and
$20,000,000 5.45% Senior Notes, Series D, due January 15, 2026

29042204v1

Third Amendment to the Note Purchase Agreement

This Third Amendment to the Note Purchase Agreement, dated as of March 12, 2021 (the or this “Third Amendment”), is by and among Myers Industries, Inc., an Ohio corporation (the “Company”), the Subsidiary Guarantors party hereto, and each of the institutions which is a signatory to this Third Amendment (collectively, the “Noteholders”).

Recitals:

A.The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement, dated as of October 22, 2013, as amended by the First Amendment thereto, dated as of July 21, 2015, and the Second Amendment thereto, dated as of March 8, 2017 (as amended and as may be amended or supplemented in the future, the “Note Purchase Agreement”).  Pursuant to the Note Purchase Agreement, the Company has issued (i) $11,000,000 of the Company’s 5.25% Senior Notes, Series B, due January 15, 2024 (the “Series B Notes”), (ii) $29,000,000 of the Company’s 5.30% Senior Notes, Series C, due January 15, 2024 (the “Series C Notes”), and (iii) $20,000,000 of the Company’s 5.45% Senior Notes, Series D, due January 15, 2026 (the “Series D Notes,” and collectively with the Series B Notes and the Series C Notes, the “Notes”).  The Company previously issued $40,000,000 of the Company’s 4.67% Senior Notes, Series A, due January 15, 2021 (the “Series A Notes”) pursuant to the Note Purchase Agreement and such Series A Notes have matured and are no longer outstanding. The Noteholders are the holders of 100% of the outstanding principal amount of the Notes as required by Section 17.1 of the Note Purchase Agreement.

B.The Company and the Noteholders now desire to amend the Note Purchase Agreement in such respects, but only in such respects, as hereinafter set forth.

C.Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

D.All requirements of law have been fully complied with and all other acts and things necessary to make this Third Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Third Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.	Amendments.

Section 1.1.Effective upon the Effective Date (as hereinafter defined), the Note Purchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double−underlined text (indicated textually in the same manner as the following example: double−underlined text) as set forth in the composite conformed copy of the Note Purchase Agreement attached hereto as Exhibit A.

Section 1.2.Schedule 10.1, Schedule 10.5 and Schedule 10.7 to the Note Purchase Agreement as of the Effective Date are attached hereto as Exhibit B.

Section 2.	Representations and Warranties of the Company.

Section 2.1.To induce the Noteholders to execute and deliver this Third Amendment (which representations shall survive the execution and delivery of this Third Amendment), the Company represents and warrants to the Noteholders that:

(a)this Third Amendment has been duly authorized, executed and delivered by it and this Third Amendment constitutes a legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity;

(b)the Note Purchase Agreement, as amended by this Third Amendment, constitutes a legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity;

(c)the execution, delivery and performance by the Company of this Third Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or the Company’s certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon the Company or (3) any provision of any material indenture, agreement or other instrument to which the Company is a party or by which its properties or assets are or may be bound, including, without limitation, the Material Credit Facility, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c);

(d)all Subsidiary Guarantors and all Pledgors have agreed to this Third Amendment and are parties hereto; and

(e)as of the date hereof and immediately after giving effect to this Third Amendment, no Default or Event of Default has occurred which is continuing.

Section 3.	Conditions to Effectiveness of This Third Amendment.

Section 3.1.This Third Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied (the “Effective Date”):

(a)executed counterparts of this Third Amendment, duly executed by the Company and the holders of 100% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

(b)the Noteholders shall have received a copy of the Sixth Amended and Restated Loan Agreement, dated as of the date hereof, among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, National Association, a national banking association, as administrative agent for the lenders, which is in a form and substance satisfactory to the Noteholders;

(c)the representations and warranties of the Company set forth in Section 2 hereof are true and correct on and with respect to the date hereof;

(d)substantially contemporaneously herewith, each Noteholder shall have received an amendment fee in an amount equal to .05% times the outstanding principal amount of each Note held by such Noteholder; and

(e)the Noteholders shall have received an opinion of counsel to the Company as to the matters set forth in Sections 2.1(a), 2.1(b) and 2.1(c)(i), (ii), and (iii)(1)) hereof, which opinion shall be in form and substance satisfactory to the Noteholders.

Section 4.	Miscellaneous.

Section 4.1.This Third Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Third Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

Section 4.2.Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment may refer to the Note Purchase Agreement without making specific reference to this Third Amendment but nevertheless all such references shall include this Third Amendment unless the context otherwise requires.

Section 4.3.The descriptive headings of the various Sections or parts of this Third Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 4.4.This Third Amendment shall be governed by and construed in accordance with the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

Section 4.5.The reasonable and documented fees and expenses of Chapman and Cutler, LLP, counsel to the Noteholders, shall be paid by the Company, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment.

Section 4.6.The execution hereof by the parties shall constitute a contract between such parties for the uses and purposes hereinabove set forth, and this Third Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

[Rest of page left intentionally blank.]

IN WITNESS WHEREOF, the parties signing this Third Amendment have caused this Amendment to be executed and delivered as of the day and year first written above.

Myers Industries, Inc.

By:	/s/ Michael P. McGaugh
Name:	Michael P. McGaugh
Title:	President and Chief Executive Officer

This Agreement is hereby accepted and

agreed to as of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Josh Shipley
Vice President

PRUDENTIAL RETIREMENT
INSURANCE AND ANNUITY COMPANY
PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY
PRUDENTIAL LEGACY INSURANCE
COMPANY OF NEW JERSEY

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Josh Shipley
Vice President

PAR U HARTFORD LIFE & ANNUITY
COMFORT TRUST

By:	Prudential Arizona Reinsurance
Universal Company, as Grantor

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Josh Shipley
Vice President

PHYSICIANS MUTUAL INSURANCE
COMPANY
BCBSM, INC. DBA BLUE CROSS AND
BLUE SHIELD OF MINNESOTA
ZURICH AMERICAN INSURANCE
COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:	/s/ Josh Shipley
Vice President

This Agreement is hereby accepted and

agreed to as of the date thereof.

Connecticut General Life Insurance Company

By:	CIGNA Investments, Inc. (authorized agent)

By	/s/ Jason M. Smith
	Name:	Jason M. Smith
	Title:	Managing Director

Life Insurance Company of North America

By:	CIGNA Investments, Inc. (authorized agent)

By	/s/ Jason M. Smith
	Name:	Jason M. Smith
	Title:	Managing Director

Cigna Health and Life Insurance Company

By:	CIGNA Investments, Inc. (authorized agent)

By	/s/ Jason M. Smith
	Name:	Jason M. Smith
	Title:	Managing Director

IN WITNESS WHEREOF, the parties signing this Third Amendment have caused this Amendment to be executed and delivered as of the day and year first written above.

Buckhorn Inc.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Ameri-Kart Corp.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President and Chairman

Patch Rubber Company

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Myers Tire Supply Distribution, Inc.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Scepter US Holding Company

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Ameri-Kart (MI) Corp.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President and Chairman

Jamco Products Inc.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Scepter Manufacturing, LLC

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President and Chief Executive Officer

DSS Direct, Inc.

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Elkhart Plastics LLC

By:	/s/ Michael P. McGaugh
	Name:	Michael P. McGaugh
	Title:	President

Erie Island LLC

By:	/s/ Chad Collins
	Name:	Chad Collins
	Title:	Vice President and General Manager

Exhibit A

Amended and Restated Note Purchase Agreement

[See Attached]

Conformed Copy

2013 Execution Version

First Amendment July 21, 2015

Second Amendment March 8, 2017

Third Amendment March 12, 2021

Myers Industries, Inc.

$100,000,000

4.67% Senior Notes, Series A, due January 15, 2021
5.25% Senior Notes, Series B, due January 15, 2024

5.30% Senior Notes, Series C, due January 15, 2024

and

5.45% Senior Notes, Series D, due January 15, 2026

______________

Note Purchase Agreement

______________

Dated October 22, 2013

‑2‑

‑i‑

‑ii‑

Section 10.9.	Most Favored Lender Status	34
Section 10.10.	Acquisitions and Investments	35

Section 11.	Events of Default	~~34~~35

Section 12.	Remedies on Default, Etc	~~36~~38

Section 12.1.	Acceleration	~~36~~38
Section 12.2.	Other Remedies	~~37~~38
Section 12.3.	Rescission	~~37~~39
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	~~37~~39

Section 13.	Registration; Exchange; Substitution of Notes	~~37~~39

Section 13.1.	Registration of Notes	~~37~~39
Section 13.2.	Transfer and Exchange of Notes	~~38~~40
Section 13.3.	Replacement of Notes	~~38~~40

Section 14.	Payments on Notes	~~39~~41

Section 14.1.	Place of Payment	~~39~~41
Section 14.2.	Home Office Payment	~~39~~41

Section 15.	Expenses, Etc	~~39~~41

Section 15.1.	Transaction Expenses	~~39~~41
Section 15.2.	Survival	~~40~~42

Section 16.	Survival of Representations and Warranties; Entire Agreement	~~40~~42

Section 17.	Amendment and Waiver	~~40~~42

Section 17.1.	Requirements	~~40~~42
Section 17.2.	Solicitation of Holders of Notes	~~41~~43
Section 17.3.	Binding Effect, etc	~~41~~43
Section 17.4.	Notes Held by Company, etc	~~42~~43

Section 18.	Notices	~~42~~44

Section 19.	Reproduction of Documents	~~42~~44

Section 20.	Confidential Information	~~43~~45

Section 21.	Substitution of Purchaser	~~44~~46

‑iii‑

Section 22.	Miscellaneous	~~44~~46

Section 22.1.	Successors and Assigns	~~44~~47
Section 22.2.	Accounting Terms	~~44~~47
Section 22.3.	Pro Forma Calculations	48
Section 22.4.	Severability	~~45~~48
Section ~~22.4~~22.5.	Construction, etc	~~45~~48
Section ~~22.5~~22.6.	Counterparts	~~46~~49
Section ~~22.6~~22.7.	Governing Law	~~46~~49
Section ~~22.7~~22.8.	Jurisdiction and Process; Waiver of Jury Trial	~~46~~49

Signature		~~1~~

‑iv‑

Schedule A	—	Defined Terms

Schedule 1(a)	—	Form of 4.67% Senior Note, Series A, due January 15, 2021

Schedule 1(b)	—	Form of 5.25% Senior Note, Series B, due January 15, 2024

Schedule 1(c)	—	Form of 5.30% Senior Note, Series C, due January 15, 2024

Schedule 1(d)	—	Form of 5.45% Senior Note, Series D, due January 15, 2026

Schedule 4.4(a)	—	Form of Opinion of Special Counsel for the Company

Schedule 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule 4.12	—	Subsidiary Guarantors

Schedule 4.14	—	Form of Material Credit Facility Waiver/Amendment

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 5.16(d)(1)	—	OFAC

Schedule 5.18	—	Environmental Matters

Schedule 10.1	—	Transactions with Affiliates

Schedule 10.5	—	Existing Liens

Schedule B	—	Information Relating to Purchasers

‑v‑

Myers Industries, Inc.

1293 South Main Street

Akron, Ohio 44301

$40,000,000 4.67% Senior Notes, Series A, due January 15, 2021
$11,000,000 5.25% Senior Notes, Series B, due January 15, 2024
$29,000,000 5.30% Senior Notes, Series C, due January 15, 2024
and
$20,000,000 5.45% Senior Notes, Series D, due January 15, 2026

Dated as of
October 22, 2013

To Each of the Purchasers Listed in

Schedule B Hereto:

Ladies and Gentlemen:

Myers Industries, Inc., an Ohio corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), agrees with each of the Purchasers as follows:

Section 1.	Authorization of Notes.

The Company will authorize the issue and sale of

(a)$40,000,000 aggregate principal amount of its 4.67% Senior Notes, Series A, due January 15, 2021 (the “Series A Notes”),

(b)$11,000,000 aggregate principal amount of its 5.25% Senior Notes, Series B, due January 15, 2024 (the “Series B Notes”),

(c)$29,000,000 aggregate principal amount of its 5.30% Senior Notes, Series C, due January 15, 2024 (the “Series C Notes”), and

(d)$20,000,000 aggregate principal amount of its 5.45% Senior Notes, Series D, due January 15, 2026 (the “Series D Notes”, as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes are hereinafter collectively referred to as the “Notes”).

The Series A, B, C and D Notes shall be substantially in the respective forms set out in Schedules 1(a), 1(b), 1(c) and 1(d).  Certain capitalized and other terms used in this Agreement are defined in Schedule B.  References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified.  References to a “Section” are references to a Section of this Agreement unless otherwise specified.

Myers Industries, Inc.	Note Purchase Agreement

Payment of the principal of, Make-Whole Amount (if any),  and interest on the Notes and all other amounts owing hereunder and the performance of the obligations of the Company hereunder shall be unconditionally guaranteed by the Subsidiary Guarantors as provided in the Subsidiary Guaranty.

Section 2.	Sale and Purchase of Notes .

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at each relevant Closing provided for in Section 3, Notes of the Series and in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

The obligations of the Company hereunder and under the Notes shall be secured pursuant to the Security Agreements.

Section 3.	Closing.

The execution and delivery of this Agreement will be made at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 on October 22, 2013 (the “Execution Date”).

The sale and purchase of (i) the First Funding Notes (the “First Funding”) on December 19, 2013 or on such other Business Day thereafter on or prior to December 23, 2013 as may be agreed upon by the Company and the Purchasers thereof (the “First Closing Date”) and (ii) the Second Funding Notes (the “Second Funding”) on January 15, 2014 or on such other Business Day thereafter on or prior to January 17, 2014 as may be agreed upon by the Company and the Purchasers thereof (the “Second Closing Date”, together with the First Closing Date, the “Closings”) shall occur at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time.  At each Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 758684864 at JPMorgan Chase Bank, N.A. New York, NY, Routing: SWIFT: CHASUS33, Wires: 021000021.   If at either Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

‑2‑

Myers Industries, Inc.	Note Purchase Agreement

Section 4.	Conditions to Closing.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the applicable Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1.Representations and Warranties.

(a)Representations and Warranties of the Company.  The representations and warranties of the Company in this Agreement shall be correct as of the Execution Date and as of the applicable Closing Date.

(b)Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct as of the Execution Date and as of the applicable Closing Date.

Section 4.2.Performance; No Default.  The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each Subsidiary Guarantor prior to or at such Closing and from the date of the Execution Date to such Closing assuming that Sections 9 and 10 are applicable from the Execution Date.  From the date of this Agreement until such Closing, before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3.Compliance Certificates.

(a)Officer’s Certificate of the Company.  The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the applicable Closing Date, certifying that the conditions specified in Sections 4.1(a), 4.2 and 4.9 have been fulfilled.

(b)Secretary’s Certificate of the Company.  The Company shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

(c)Officer’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the applicable Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.

(d)Secretary’s Certificate of the Subsidiary Guarantors.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.

‑3‑

Myers Industries, Inc.	Note Purchase Agreement

Section 4.4.Opinions of Counsel.  Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the applicable Closing Date (a) (i) from Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company and the Subsidiary Guarantors, organized under the laws of Ohio and Delaware; (ii) from Klenda, Mitchell, Austerman & Zuercher, L.L.C., counsel for the Subsidiary Guarantors organized under the laws of Kansas; (iii) from Parker Poe Adams & Bernstein LLP, counsel for the Subsidiary Guarantors organized under the laws of North Carolina; (iv) from Dykema Gossett PLLC, counsel for the Subsidiary Guarantors organized under  the laws of Michigan; (v) from Holland & Hart LLP, counsel for the Subsidiary Guarantors organized under the laws of Nevada; and (vi) Nixon Peabody LLP, New York counsel for the Company and the Subsidiary Guarantors, covering the matters set forth in Schedule 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5.Purchase Permitted By Applicable Law, Etc.  On the Execution Date and on each Closing Date, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6.Sale of Other Notes.  (a) Contemporaneously with such Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.

(b)With respect to the Second Closing, prior to the Second Closing Date, the Company shall have sold the First Funding Notes to each Purchaser of such First Funding Notes and each such Purchaser shall have purchased such First Funding Notes as specified in Schedule B.

Section 4.7.Payment of Special Counsel Fees.  Without limiting Section 15.1, the Company shall have paid on or before the Execution Date  and the applicable Closing Date the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least three Business Days prior to such date.

Section 4.8.Private Placement Number.  A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

‑4‑

Myers Industries, Inc.	Note Purchase Agreement

Section 4.9.Changes in Corporate Structure.  The Company and the Subsidiary Guarantors shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.10.Funding Instructions.  At least three Business Days prior to the date of each Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11.Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12.Subsidiary Guaranties.  As to each Subsidiary listed on Schedule 4.12, the Company will cause each such Subsidiary to, on the date hereof, (a) enter into a Subsidiary Guaranty and (b) deliver the following to each Purchaser:

(i)an executed counterpart of such Subsidiary Guaranty;

(ii)a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7 and 5.16 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(iii)all such documents as may be reasonably requested by the Purchasers to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(iv)an opinion of counsel reasonably satisfactory to the Purchasers covering such matters set forth in Schedule 4.4(a) relating to such Subsidiary and such Subsidiary Guaranty as the Purchasers may reasonably request.

Section 4.13.Intercreditor Agreement.  The Joinder shall have been duly authorized, executed and delivered by the Purchasers and the Company, the Subsidiary Guarantors and the Pledgor shall have received a true, correct and complete copy thereof.

Section 4.14.Material Credit Facility Waiver.  The Purchasers shall have received a copy of a waiver or amendment to the Material Credit Facility permitting the issuance of the Notes under this Agreement in the form set out in Schedule 4.14.

‑5‑

Myers Industries, Inc.	Note Purchase Agreement

Section 5.	Representations and Warranties of the Company.

The Company represents and warrants to each Purchaser as of the Execution Date and as of each Closing Date that:

Section 5.1.Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Pledge Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.Authorization, Etc.  This Agreement, the Pledge Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.Disclosure.  The Company, through its agents, U.S. Bancorp Investments, Inc. and J.P. Morgan Securities LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated September, 2013 (the “Memorandum”), relating to the transactions contemplated hereby.  The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries.  This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to September 20, 2013 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2012, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.Organization and Ownership of Shares of Subsidiaries; Affiliates.  (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization,

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and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.

(b)All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(e)Each Subsidiary which is a guarantor of the Material Credit Facility is a Subsidiary Guarantor hereunder.

Section 5.5.Financial Statements; Material Liabilities.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments).   The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6.Compliance with Laws, Other Instruments, Etc.  The execution, delivery and performance by the Company of this Agreement, the Pledge Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien of the Security Agreements) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by‑laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any

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Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.Governmental Authorizations, Etc.  Except for public filings required to comply with securities laws, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.  The failure to make any such filings with the SEC or any applicable Governmental Authority will have no effect on the legality, validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

Section 5.8.Litigation; Observance of Agreements, Statutes and Orders.  (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.Taxes.  The Company and its Subsidiaries have filed all income and other material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all material respects.  The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2010.

Section 5.10.Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material,

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including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.Licenses, Permits, Etc.

(a)The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.Compliance with ERISA.

(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $2,600,000.00.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

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(c)The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code.  The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 52 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.Use of Proceeds; Margin Regulations.  The Company will apply the proceeds of the sale of the Notes hereunder as set forth in Section 1 - Executive Summary - Summary of Proposed Notes Offering of the Memorandum.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.Existing Indebtedness; Future Liens.  (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of June 30, 2013 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment

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payments or maturities of the Indebtedness of the Company or its Subsidiaries.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c)Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

Section 5.16.Foreign Assets Control Regulations, Etc.  (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”).  Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

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(c)Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti‑Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti‑Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti‑Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti‑Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti‑Money Laundering Laws and U.S. Economic Sanctions.

(d)(1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti‑corruption related activity under any applicable law or regulation in a U.S. or any non‑U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti‑Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non‑U.S. Governmental Authority for possible violation of Anti‑Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti‑Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union, except for the occurrences described in Schedule 5.16(d)(1), all of which have been settled, resolved or terminated without material effect on the Company or any Subsidiary;

(2)To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3)No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti‑Corruption Laws.

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Section 5.17.Status under Certain Statutes.  Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.Environmental Matters.  (a) Except as disclosed in Schedule 5.18, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)Except as disclosed in Schedule 5.18, neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e)All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.	Representations of the Purchasers.

The Purchasers represent and warrant to the Company as of the Execution Date and as of each Closing Date that:

Section 6.1.Purchase for Investment.  Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control.  Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under

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circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.Source of Funds.  Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of

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such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)the Source is a governmental plan; or

(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	Information as to Company.

Section 7.1.Financial and Business Information.  The Company shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a)Quarterly Statements — within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

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(ii)consolidated statements of income and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b)Annual Statements — within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of

(i)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10‑K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

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(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)Notice of Default or Event of Default — promptly, and in any event within seven days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state

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Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)[Reserved]; and

(h)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10‑Q and Form 10‑K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Purchaser or holder of a Note.

Section 7.2.Officer’s Certificate.  Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence.  In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and

(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

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Section 7.3.Visitation.  The Company shall permit the representatives of each Purchaser and holder of a Note that is an Institutional Investor:

(a)No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 7.4.Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each Purchaser or each holder of a Note by e‑mail;

(ii)the Company shall have timely filed such Form 10~~–~~–Q or Form 10~~–~~–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.myersindustries.com under the “Investor Relations” Section as of the date of this Agreement;

(iii)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

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(iv)the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note prior written notice, which may be by e‑mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e‑mail, the Company will promptly e‑mail them or deliver such paper copies, as the case may be, to such holder.

Section 8.	Payment and Prepayment of the Notes.

Section 8.1.Maturity.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.Optional Prepayments with Make‑Whole Amount.  The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in an amount not less than 10% of the aggregate principal amount of the Notes of any Series then outstanding in the case of a partial prepayment at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount of each Note of the applicable Series then outstanding.  The Company will give each holder of Notes of the Series to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes of the applicable Series to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of the Series to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.

Notwithstanding anything contained in this Section 8.2 to the contrary, any prepayment of Notes pursuant to Section 8.2 shall be pro rata across all Series if any Default or Event of Default exists at the time of such prepayment or immediately after giving effect thereto.

Section 8.3.Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes of the Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

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Section 8.4.Maturity; Surrender, Etc.  In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5.Purchase of Notes.  The Company will not and will not permit any Affiliate it controls to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes of any Series at the time outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days.  If the holders of more than 25% of the principal amount of the Notes of such Series then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such Series of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Notwithstanding anything contained in this Section 8.5 to the contrary, any offer to purchase Notes made by the Company or any Affiliate shall be pro rata across all Series of Notes if any Default or Event of Default exists at the time of such purchase or immediately after giving effect thereto.

Section 8.6.Make‑Whole Amount.

“Make‑Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero.  For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called

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Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year composed of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon (excluding the additional interest equal to ~~.75~~1.00% per annum payable pursuant to Section 10.6(b)(~~iii~~iv) during an Elevated ~~Leverage Period, if any, or pursuant to Section 10.6(d) during an Elevated Special~~ Leverage

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Period, if any) that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7.Payments Due on Non‑Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.8.Change in Control.  (a) Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes.  In the case that a Change in Control has occurred, such notice shall constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

(b)Offer to Prepay Notes.  The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 20 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(c)Acceptance/Rejection.  A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least 15 days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.

(d)Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes

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accrued to the date of prepayment, but without Make-Whole Amount or other premium.  The prepayment shall be made on the Proposed Prepayment Date.

(e)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

(f)Certain Definitions. “Change in Control” shall mean (i) a majority of the members of the Board of Directors of the Company shall not be Continuing Directors; or (ii) any Person including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than ~~30~~35% of the combined voting power of the Company’s Voting Stock.”

(g)All calculations contemplated in this Section 8.8 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.9.Prepayment in Connection with Asset Sales.  If the Company elects to prepay or retire Senior Debt as contemplated by Section 10.7, the Company will give written notice thereof to each holder of a Note, which notice shall describe such sale in reasonable detail and (a) refer specifically to this Section 8.9, (b) specify the Ratable Portion of each Note being so offered to be so prepaid, (c) specify a date not less than 20 days and not more than 60 days after the date of such notice (the “Asset Sale Prepayment Date”) and specify the Asset Sale Response Date (as defined below) and (d) offer to prepay on the Asset Sale Prepayment Date such pro rata portion of each Note, together with interest accrued thereon to the Asset Sale Prepayment Date.  Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice thereof to the Company on a date at least 5 days prior to the Asset Sale Prepayment Date (such date 5 days prior to the Asset Sale Prepayment Date being the “Asset Sale Response Date”), and the Company shall prepay on the Asset Sale Prepayment Date such Ratable Portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.9 at a price in respect of each Note held by such holder equal to 100% of the Ratable Portion, together with interest accrued thereon to the Asset Sale Prepayment Date but without any Make‑Whole Amount or other premium; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Asset Sale Response Date shall be deemed to be a rejection of such offer.

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Section 9.	Affirmative Covenants.

From the Execution Date until the First Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 9.1.Compliance with Laws.  Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need file any tax return or pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the failure to file any tax return or the nonpayment of all

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such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.Corporate Existence, Etc.  Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Sections 10.2 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly‑Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.Books and Records.  The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.  The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.  The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7Subsidiary Guarantors and Security.  The Company will cause each of its Subsidiaries (except for Foreign Subsidiaries that are borrowers or co-borrowers in respect of the Material Credit Facility and are not guarantors in respect of the Material Credit Facility) that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(a)enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make‑Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(b)deliver the following to each of holder of a Note:

(i)an executed counterpart of such Subsidiary Guaranty;

(ii)a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6,

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5.7 and 5.16 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(iii)all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(iv)an opinion of counsel reasonably satisfactory to the Required Holders covering such matters as set forth in Schedule 4.12(b)(iv) relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(c) The payment of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be secured in accordance with the terms of the Pledge Agreement.

(d)The enforcement of the rights and benefits in respect of the Subsidiary Guaranty and the Pledge Agreement and the allocation of proceeds thereof shall be subject to the Intercreditor Agreement.

(e)If at any time the Company or any Subsidiary shall grant to any one or more of the Collateral Agent or the Bank Lenders additional Guaranties or other credit support or collateral of any kind pursuant to the requirements of the Material Credit Facility (other than collateral required in respect of letters of credit by the Material Credit Facility so long as a default shall have occurred and shall be continuing thereunder), then the Company or such Subsidiary shall grant to the holders of the Notes the same credit support or collateral or Guaranty so that the Notes shall at all times be secured on an equal and ratable basis with the Indebtedness outstanding under the Material Credit Facility pursuant to an intercreditor agreement, guaranty agreement or other security documents (which documents shall be in form and substance reasonably satisfactory to the Required Holders).  The holders of the Notes agree to release any such Guaranties, credit support, or collateral and any Liens created by the Pledge Agreement upon the written request of the Company, provided that (i) any such Guaranties, credit support, or collateral has been released and discharged (or will be released and discharged concurrently with the release of the Guaranties, credit support, or collateral securing the Notes) under and in respect of the Material Credit Facility and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer and (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists and (iii) no amount is then payable under such Subsidiary Guarantor’s Subsidiary Guaranty.

Although it will not be a Default or an Event of Default if the Company fails to comply with any provision of Section 9 on or after the Execution Date and prior to First Closing, if such a failure

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occurs and is not cured prior to the First Closing Date, then any of the Purchasers of the First Funding Notes may elect not to purchase such Notes on the First Closing Date.

Section 10.	Negative Covenants.

From the Execution Date until the First Closing and thereafter, so long as any of the Notes are outstanding, the Company covenants that:

Section 10.1.Transactions with Affiliates.  Except as described on Schedule 10.1, the Company will not, and will not permit any Subsidiary to, enter into ~~directly or indirectly~~ any transaction ~~or group of related transactions~~ (including, without limitation, the purchase~~, lease,~~ or sale ~~or exchange of properties~~ of any ~~kind~~Property or ~~the rendering of any~~ service) with, or make any payment or transfer to, any Affiliate ~~(other than the Company or another Subsidiary),~~ except transactions (a) between or among the Company and any Subsidiary Guarantor not involving any other Affiliate and (b) in the ordinary course ~~and~~, pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms (taken as a whole) no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would ~~be obtainable~~obtain in a comparable ~~arm’s~~arms‑length transaction ~~with a Person not an Affiliate~~.

Section 10.2.Merger, Consolidation, Etc.  The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a)the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b)each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(c)immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

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No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

Section 10.3.Line of Business.  The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum.

Section 10.4.Terrorism Sanctions Regulations.  The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target  of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c)  to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 10.5.Liens.  The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

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(d)utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or the Subsidiaries;

(e)Liens existing as of the Execution Date and described in Schedule 10.5 hereto, but no increase in the amount secured thereby as reduced from time to time;

(f) Liens in favor of the Company or any Lien granted by any Subsidiary in favor of a Subsidiary Guarantor;

(g)Liens in favor of the Collateral Agent granted pursuant to the Pledge Agreement and subject to the Intercreditor Agreement;

(h)Liens, whether pursuant to purchase money loans or Capital Leases, ~~and including those listed on Schedule 10.5,~~ securing aggregate Indebtedness of not more than $25,000,000, either (A) placed upon equipment or machinery used in the ordinary course of business of the Company or any Subsidiary at the time of (or within ~~60~~25 days after) the acquisition thereof by the Company or any such Subsidiary to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that the Lien encumbering the equipment or machinery so acquired does not encumber any other assets of the Company or any such Subsidiary; or (B) existing on property or other assets at the time acquired by the Company or any Subsidiary or on assets of a Person at the time such Person first becomes a Subsidiary of the Company, provided that (v) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the Company or any of its Subsidiaries, (w) in the case of any such acquisition of a Person, any such lien attaches only to the property and assets of such Person, (x) in the case of any such acquisition of property or assets by the Company or any Subsidiary, any such Lien attaches only to the property and assets so acquired and not to any other property or assets of the Company or any Subsidiary, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the property and assets to which such lien attaches, determined at the time of the acquisition of such property or assets or the time at which such Person becomes a Subsidiary of the Company (except in the circumstances described in this clause (B) above to the extent such Liens constituted customary purchase money liens at the time of incurrence and were entered into in the ordinary course of business);

(i)leases, licenses, cross-licenses, subleases or sublicenses (including the provisions of software or the licensing of other Intellectual Property rights) and terminations thereof granted to others that are entered into in the ordinary course of business or consistent with past practice, that do not interfere in any material respect with the business of the Company and its Subsidiaries and is otherwise permitted by this Agreement;

(j)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

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(k)Liens (A) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;

(l)any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (a) through (~~h~~k) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(~~j~~m)other Liens securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) through (~~i~~l), provided that Priority Debt shall not at any time exceed 20% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter), provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.5(~~j~~m) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.

Section 10.6.Financial ~~Covenants~~Covenants.

(a)The Company will not permit the Interest Coverage Ratio to be less than ~~3.0~~3.00 to 1.0 ~~determined~~ as of the ~~end~~last day of ~~the most recently ended fiscal quarter~~any Test Period ending after the Effective Date.

(b)The Company will not permit the Leverage Ratio to exceed~~:~~

~~(i) 3.75 to 1.00~~ 3.25:1.0 as of the ~~end~~last day of ~~the most recently ended fiscal quarter which ends on or prior to June 30, 2017;~~

~~(ii) 3.50 to 1.00 as of the end of the most recently ended fiscal quarter which ends on or prior to September 30, 2017; and~~

~~(iii) 3.25 to 1.00 as of the end of the most recently ended fiscal quarter which ends on or after to December 31, 2017~~any Test Period; provided, that in the event that a Material Acquisition occurs after ~~December 31, 2017~~the Effective Date, and, as a result of such Material Acquisition, the Leverage Ratio as of the end of the fiscal period in which such Material Acquisition occurred (and for not more than the ~~three fiscal period~~four (4) consecutive Test Periods ending consecutively thereafter)

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exceeded 3.25 to 1.00 but not 3.75 to 1.00 (such period during which the Leverage Ratio is greater than 3.25 to 1.00 but not greater than 3.75 to 1.00 being referred to as an “Elevated Leverage Period”), the Company shall not be in violation of this Section 10.6(b)(iii) if all of the following conditions are satisfied:

(~~A~~i)the Elevated Leverage Period shall not extend beyond the four consecutive fiscal quarters ending dates following the fiscal quarter in which the Material Acquisition occurs;

(~~B~~ii)there shall not be more than two Elevated Leverage Periods during the term of the Notes;

(~~C~~iii)there shall have been a period of at least four consecutive fiscal quarter ending dates following the end of each Elevated Leverage Period with respect to which the Leverage Ratio shall have been equal to or less than 3.25 to 1.00; and

(~~D~~iv)

in addition to and not in substitution of any and all other interest which may be then accruing on the Notes, the Notes shall bear an additional amount of interest equal to ~~.75~~1.00% per annum from the first day after the ~~initial quarter end date~~Test Period for which the Leverage Ratio exceeded 3.25 to 1.00 to and including the ~~next quarter end date~~Test Period for which the Leverage Ratio is equal to or less than 3.25 to 1.00 ~~provided that such additional interest shall not be due for any Elevated Leverage Ratio occurring prior to December 31, 2017~~.

(c)The Company will not permit ~~(i) the incurrence of any Priority Debt on or prior to December 31, 2017 and (ii)~~ Priority Debt to exceed 20% of Consolidated Net Worth ~~at any time after December 31, 2017.~~

~~(d)The Company will not permit the Special Leverage Ratio to exceed 3.25 to 1.00 as of the end of the most recently ended fiscal quarter which ends on or prior to December 31, 2017; provided that the Company shall not be in violation of this Section 10.6(d) if, in addition to and not in substitution of any and all other interest which may be then accruing on the Notes, the Notes shall bear an additional amount of interest equal to .75% per annum from the first day after the initial quarter end date for which the Special Leverage Ratio exceeded 3.25 to 1.00 to and including the next quarter end date for which the Special Leverage Ratio is less than 3.25 to 1.00 (such period during which the Special Leverage Ratio is greater than 3.25 to 1.00 being referred to as an “Elevated Special Leverage Period”)~~.

Section 10.7.Sales of Assets.  (a) The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined in clause (b) below) of the assets of the Company and its Subsidiaries (including without limitation the sale or transfer of assets in a sale and leaseback transaction or a securitization transaction or a sale of equity interest in any Subsidiary); provided, however, that the Company or any Subsidiary may

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sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arms-length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing. However, there shall be excluded from any determination of a substantial part of the assets of the Company and its Subsidiaries any such sale, lease or other disposition to the extent that the Net Proceeds received from such sale, lease or other disposition have been used within 18 months (starting 9 months prior to such sale and ending 9 months after such sale) of such sale, lease or disposition, to prepay or retire Senior Debt of the Company and/or its Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount.  Prepayment of Notes pursuant to this Section 10.7 shall be made in accordance with Section 8.4 and Section 8.9.

(b) As used in this Section 10.7, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the ~~book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12~~aggregate amount of leases, sales (including sale leasebacks) or other dispositions of Property hereof in any consecutive ~~months ending with the~~twelve month ~~prior to the month in which such sale, lease or other disposition occurs~~period, (~~a~~x) represents more than ~~20~~30% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve~~-~~ month period ending with the month in which such determination is made, or (~~b~~y) is responsible for more than ~~20~~30% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (~~a~~x) above~~, (c) represents more than 20% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as of the Effective Date or (d) is responsible for more than 20% of the consolidated net sales or of the consolidated net income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (c) above~~; provided that there shall be excluded from any determination of a “substantial part” ~~any~~:

(i) any sale or disposition of assets in the ordinary course of business of the Company and its Subsidiaries~~,~~;

(ii) any transfer of assets from the Company to any Wholly‑Owned Subsidiary or from any Subsidiary to the Company or a Wholly-Owned Subsidiary~~, and~~ ;

(iii) any sale or other disposition of Receivables in a Permitted Securitization Transaction in an amount not to exceed the greater of (a) $50,000,000 or (b) 10% of Consolidated Total Assets excluding intangible assets;

(iv) any disposition constituting a merger or consolidation permitted under Section 10.2 or Liens permitted under Section 10.5 so long as the underlying asset is not sold or Restricted Payments permitted under Section 10.8;

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(v) any leases, subleases, licenses, sublicenses or cross licenses (including with respect to any intellectual property or technology), in each case in the ordinary course of business or consistent with past practice and that do not materially interfere with the business of the Company and the Subsidiaries, taken as a whole, in each case where the underlying asset is not sold;

(vi) dispositions of any assets (including Capital Stock) (A) acquired in connection with any Acquisition or other Investment not prohibited hereunder, which assets are not core or principal to the business of the Company and its Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with an Acquisition; provided that in each case, such disposition is made within one year of such Acquisition;

(vii) any sales, transfers and dispositions of accounts receivable (A) (excluding sales or dispositions in a factoring or similar arrangement) in connection with the compromise, settlement or collection thereof and (B) under the factoring arrangement described on Schedule 10.7 so long as the principal amount thereunder is not increased.

Section 10.8. Restricted Payments . The Company will not, nor will it permit any Subsidiary to, declare or pay any Restricted Payment (other than dividends payable in its own Capital Stock which is common stock), except that (a) any Subsidiary may declare and pay dividends or make distributions to the Company or to a Wholly‑Owned Subsidiary ~~and~~, (b) the Company and its Subsidiaries may make repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, and repurchases of Capital Stock of Subsidiaries consisting of directors’ qualifying shares, (c) the Company may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, (d) the Company and its Subsidiaries may make any purchase, repurchase, redemption, retirement or other acquisition for value of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such purchases, repurchases, redemptions, retirements and other acquisitions for value will not exceed $10,000,000 in the aggregate and (e) the Company may declare or pay such other Restricted Payments, provided in all cases that (i) no ~~Default or~~ Event of Default exists or would be caused thereby and (ii) if the Leverage Ratio for the most recently ended Test Period immediately before and after giving effect to such Restricted Payment (on a ~~pro forma basis acceptable to the Required Holders~~Pro Forma Basis) is greater than 3.25:1.0, then the aggregate amount of Restricted Payments permitted under this clause (~~b~~e) in any consecutive twelve month period shall not exceed $17,000,000.

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Section 10.9. Most Favored Lender Status.

  (a) (i) If at any time a Material Credit Facility contains a financial or similar covenant by the Company that is more favorable to the lenders under such Material Credit Facility than the financial or similar covenants (including any definition(s) incorporated therein and/or defaults related thereto) contained in this Agreement (any such provision (including any necessary definition), a “MCF More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such MCF More Favorable Covenant.  Unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such MCF More Favorable Covenant shall have become effective under such Material Credit Facility.

(ii) If at any time the Primary Credit Facility contains a covenant (regardless of whether such provision is labeled or otherwise characterized as a covenant, a definition or a default) by the Company that is more favorable to the lenders under the Primary Credit Facility than the covenants, definitions and/or defaults contained in this Agreement (any such provision (including any necessary definition), a “PCF More Favorable Covenant”), then the Company shall provide a Most Favored Lender Notice in respect of such PCF More Favorable Covenant.  Unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Covenant shall be deemed automatically incorporated by reference into Section 10 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such PCF More Favorable Covenant shall have become effective under the Primary Credit Facility.

(b)Any MCF More Favorable Covenant or PCF More Favorable Covenant (each a “More Favorable Covenant”) incorporated into this Agreement (herein referred to as an “Incorporated Covenant”) pursuant to this Section 10.9 (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such More Favorable Covenant under the applicable Material Credit Facility or Primary Credit Facility; provided that, if a Default or an Event of Default then exists and the amendment of such More Favorable Covenant would make such covenant less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time, if it should occur, when such Default or Event of Default no longer exists and (ii) shall be deemed automatically deleted from this Agreement at such time as such More Favorable Covenant is deleted or otherwise removed from the applicable Material Credit Facility or Primary Credit Facility, or such applicable Material Credit Facility ceases to be a Material Credit Facility or such Material Credit Facility or Primary Credit Facility shall be terminated; provided that, if a Default or an Event of Default then exists, such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time, if it should occur, when such Default or Event of Default no longer exists; provided further, however, that if any fee or other consideration shall be given to the lenders under such Material Credit Facility or the Primary Credit Facility, as applicable, solely in connection with any such amendment or deletion (and for the avoidance of doubt excluding any other refinancing, renewal or other similar general amendment or amendment and restatement related fees), the equivalent of such fee or other consideration shall be given, pro rata, to the holders of the Notes based upon the then outstanding principal amount of the Notes and the committed amounts under the Material Credit Facility or Primarly Credit Facility, respectively. Notwithstanding the foregoing, the covenants or defaults (and related definitions as used therein) contained in this Agreement as in effect on the Effective

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Date (and as amended other than by operation of this Section 10.8(b)) shall not be loosened or relaxed by operation of the terms of this Section 10.8(b) and only such other Incorporated Covenants shall be so loosened or relaxed pursuant to the terms hereof.

(c)“Most Favored Lender Notice” means, in respect of any More Favorable Covenant, a written notice to each of the holders of the Notes delivered promptly, and in any event within twenty Business Days after the inclusion of such More Favorable Covenant in any Material Credit Facility or the Primary Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Responsible Officer referring to the provisions of this Section 10.9 and setting forth a reasonably detailed description of such More Favorable Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.

Section 10.10. Acquisitions and Investments. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries which are not Wholly‑Owned Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or make any Acquisition of any Person, except: (a) the Company and its Subsidiaries may invest in cash and Cash Equivalents, (b) the Company and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) loans and advances for employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practices, (d) existing Investments in Subsidiaries and other Investments in existence on the Execution Date and described in Schedule 10.10 hereto, (e) loans and advances by the Company or any of its Subsidiaries to the Company or to any Subsidiary Guarantor, (f) loans and advances by foreign subsidiaries to foreign subsidiaries as permitted by the Primary Credit Agreement, and (g) unless no Default or Event of Default exists or would be immediately caused by such Acquisition or Investment and, (a) immediately before and after giving effect to the Investment or Acquisition (on a Pro Forma Basis) the Leverage Ratio for the most recently ended Test Period is less than 3.25:1.0, or (b) if the Leverage Ratio for the most recently ended Test Period immediately before and after giving effect to such Investment or Acquisition (on a Pro Forma Basis) is equal to or greater than 3.25:1.0 but equal to or less than 3.75:1.0, the Company shall have made an election pursuant to the terms of Section 10.6(b) hereof, provided that if the Company has made such an election, the Company shall not make an Investment or Acquisition with aggregate consideration greater than $100,000,000 while such election is in effect.

Section 11.	Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)the Company defaults in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

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(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.2, 10.5, 10.6 and 10.7; or

(d)the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty or in any Security Agreement and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)(i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any Security Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or in any Security Agreement or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f)(i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or Make‑Whole Amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g)the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy,

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Myers Industries, Inc.	Note Purchase Agreement

insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)one or more final judgments or orders for the payment of money aggregating in excess of $20,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.  As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

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(k)(i) the occurrence of any “default”, as defined in any Security Document or the Intercreditor Agreement, or the breach of any of the terms or provisions of any Security Document or the Intercreditor Agreement, which default or breach continues beyond any period of grace therein provided or (ii) any Security Document or the Intercreditor Agreement shall for any reason fail to create a valid security interest in any collateral purported to be covered thereby or the holders of Notes shall fail for any reason to have a perfected first priority security interest (subject to Liens permitted by Section 10.5) in any such collateral, except as permitted by the terms of any Security Document or the Intercreditor Agreement and except as permitted by Section 10.5, or any Security Document or the Intercreditor Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Security Document or the Intercreditor Agreement, in each case except to the extent that any such loss of perfection or priority results from the actions, errors or other acts of the holders of Notes or any Secured Party; or

(i)any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

Section 12.	Remedies on Default, Etc.

Section 12.1.Acceleration.  (a)  If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make‑Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of

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which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make‑Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty or any other Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make‑Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.	Registration; Exchange; Substitution of Notes.

Section 13.1.Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address

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of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.Transfer and Exchange of Notes.  Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.Replacement of Notes.  Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof,

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within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	Payments on Notes.

Section 14.1.Place of Payment.  Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase & Co. in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.Home Office Payment.  So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.	Expenses, Etc.

Section 15.1.Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty, the Notes or any other Financing Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty, the Notes or any other Financing Agreement or in responding to any subpoena or other legal process or informal

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investigative demand issued in connection with this Agreement, any Subsidiary Guaranty, the Notes or any other Financing Agreement or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty or any other Financing Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 per Series.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.

Section 15.2.Survival.  The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty, the Notes or any other Financing Agreement, and the termination of this Agreement or any other Financing Agreement.

Section 16.	Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties and the other Financing Agreement embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	Amendment and Waiver.

Section 17.1.Requirements.  This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

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(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase pursuant to Section 2 upon the satisfaction of the conditions to the applicable Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20.

Section 17.2.Solicitation of Holders of Notes.

(a)Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c)Consent in Contemplation of Transfer.  Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3.Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No

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course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 17.4.Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	Notices.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to Benesch Friedlander Coplan & Aronoff LLP, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Execution Date or either Closing Date (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such

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reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

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In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.	Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser.  In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.	Miscellaneous.

Section 22.1.Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.Accounting Terms.  (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 ~~–~~– Fair Value Option, International Accounting Standard 39 ~~–~~– Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

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(b) In the event of any change in GAAP from time to time after the date of this Agreement which could reasonably be expected to impact certain covenant levels or other components of financial computations required to be made under this Agreement, the Company shall promptly provide notice of such change to each of the holders of the Notes then outstanding and, at the request of the Company or the holders, the Company and such holders shall promptly thereafter enter into good faith negotiations to amend or modify such covenant levels or other components of financial computations in order to take into account and negate the effects of such change.  If the Company and the Required Holders are unable to reach a mutually acceptable amendment or modification of such covenants and defined terms within a period of 60 days following the date (the “Expiry Date”) of such notice by Company, for purposes of determining compliance with the covenants which are the subject of such discussion, then and thereafter compliance with any covenant(s) affected by such change(s) shall be determined by reference to GAAP as in effect immediately prior to any such change(s) (“Frozen GAAP”) and any determination as to whether or not a Default or an Event of Default shall have occurred shall be made on that basis.

(c) Forthwith and in any event within ten Business Days after the earlier of the approval of any such adjustment by the Company and the Required Holders and the Expiry Date, the Company will furnish each holder of the Notes with certificates or written statements of a Responsible Officer describing in reasonable detail the adjustments to covenant levels or other components of financial computations so approved or the application of Frozen GAAP, as applicable, and certifying that any such adjustment or application, as the case may be, has been made in accordance with the requirements of the preceding paragraph of this Section.

(d) In the event of the application of Frozen GAAP, each set of financial statements delivered to holders of Notes pursuant to Section 7.1(a) or (b) shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP and the application of Frozen GAAP.

~~Section 22.3~~
Section 22.3.

Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated Total Assets or EBITDA), including the Leverage Ratio, shall be calculated in the manner prescribed by this Section 22.3.  Whenever a financial ratio or test is to be calculated on a Pro Forma Basis, (i) the reference to the applicable Test Period for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently completed Test Period and (ii) any pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and determined in accordance with Article 11 of Regulation S-X of the Securities Act of 1933, as amended.

(b)For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to EBITDA or Consolidated Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (f) below) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the

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Myers Industries, Inc.	Note Purchase Agreement

calculation of any such ratio or test, or any such calculation of EBITDA or Consolidated Total Assets, is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Consolidated Total Assets, the last day).  If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into a Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 22.3, then such financial ratio or test (or the calculation of EBITDA or Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 22.3; provided that with respect to any pro forma calculations to be made in connection with any Acquisition or Investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Company are available, the Company shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Company.

(c)Whenever pro forma effect or a determination of Pro Forma Compliance is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company in accordance with Article 11 of Regulation S-X of the Securities Act of 1933, as amended and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and synergies that are projected in the good faith determination of the Company to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating improvements and synergies were realized during the entirety of such period), whether prior to or following the Effective Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction.

(d)Any provision requiring Pro Forma Compliance with Section 10.6 shall be made assuming that compliance with the Leverage Ratio pursuant to such Section is required with respect to the most recent Test Period prior to such time.

(e)Notwithstanding anything to the contrary in this Section 22.3, when calculating actual (and not pro forma) compliance with Section 10.7, the events described in this Section 22.3 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(f)Unless otherwise provided herein, determination of Consolidated Total Assets shall be made by reference to the last day of the most recently completed Test Period for which internal financial statements of the Company are available (as determined in good faith by the Company) on or prior to the relevant date of determination.

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Myers Industries, Inc.	Note Purchase Agreement

Section 22.4.Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section ~~22.4~~22.5.Construction, etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section ~~22.5~~22.6.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section ~~22.6~~22.7.Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section ~~22.7~~22.8.Jurisdiction and Process; Waiver of Jury Trial.  (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section ~~22.7~~22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

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Myers Industries, Inc.	Note Purchase Agreement

(c)Nothing in this Section ~~22.7~~22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

*    *    *    *    *

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Myers Industries, Inc.	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Myers Industries, Inc.

By
Name:
Title:

Myers Industries, Inc.	Note Purchase Agreement

This Agreement is hereby accepted and
agreed to as of the date hereof.

The Prudential Insurance Company of
America

By:
Vice President

Prudential Retirement Insurance and
Annuity Company
Prudential Arizona Reinsurance
Universal Company

By:	Prudential Investment Management, Inc.
(as Investment Manager)

By:
Vice President

Physicians Mutual Insurance Company
BCBSM, Inc. dba Blue Cross and Blue
Shield of Minnesota
Forethought Life Insurance Company
Zurich American Insurance Company

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Vice President

Myers Industries, Inc.	Note Purchase Agreement

This Agreement is hereby accepted and
agreed to as of the date thereof.

Connecticut General Life Insurance
Company

By:	CIGNA Investments, Inc. (authorized
agent)

By
Name:
Title:

Life Insurance Company of North America

By:	CIGNA Investments, Inc. (authorized
agent)

By
Name:
Title:

Cigna Health and Life Insurance Company

By:	CIGNA Investments, Inc. (authorized
agent)

By
Name:
Title:

Myers Industries, Inc.	Note Purchase Agreement

This Agreement is hereby accepted and

agreed to as of the date thereof.

The Guardian Life Insurance Company of
America

By
Name:
Title:

The Guardian Insurance & Annuity
Company, Inc.

By
Name:
Title:

Myers Industries, Inc.	Note Purchase Agreement

This Agreement is hereby accepted and
agreed to as of the date thereof.

The Ohio National Life Insurance
Company

By
Name:
Title:

OHIO NATIONAL LIFE ASSURANCE
CORPORATION

By
Name:
Title:

Myers Industries, Inc.	Note Purchase Agreement

This Agreement is hereby accepted and
agreed to as of the date thereof.

American Family Life Insurance Company

By:
Name:
Title:

Myers Industries, Inc.	Note Purchase Agreement

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.

“Administrative Agent” means JPMorgan Chase Bank, National Association in its capacity as administrative agent under the Material Credit Facility, together with its successors and assigns in such capacity.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Anti‑Corruption Laws” is defined in Section 5.16(d)(1).

“Anti‑Money Laundering Laws” is defined in Section 5.16(c).

“Bank Lenders” means the banks and financial institutions party to the Material Credit Facility.

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Akron, Ohio are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” of a Person means the amount of the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the equal and ratable benefit of the holders of the Notes and the Bank Lenders, under and pursuant to the terms of the Pledge Agreement and the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Company” means Myers Industries, Inc., an Ohio corporation or any successor that becomes such in the manner prescribed in Section 10.2.

“Confidential Information” is defined in Section 20.

“Consolidated Net Worth” shall mean the consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.”

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guaranties, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take‑or‑pay contract.  The amount of any Contingent Obligation shall be equal to the amount of the obligation that is so guarantied or supported that is actually outstanding or otherwise due and payable from time to time, if a fixed and determinable amount or if there is no fixed or determinable amount, either (x) if a maximum amount is guaranteed, the maximum amount or (y) if there is no maximum amount the amount of the obligation that is so guarantied or supported.

“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least two-thirds of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase & Co. in New York, New York as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, or which is otherwise required to be classified as a liability under SFAS No. 150 (ASC 480‑10) or under GAAP.

“EBITDA” means, for any period,

(a)	the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP, plus
(b)	to the extent deducted in determining such net income (without duplication),

(~~a)~~i)provision for Taxes based on income ~~taxes, (b)~~ , profits, revenue or capital, and sales taxes, including federal, foreign and state income, franchise, excise and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued (including in respect of repatriated funds) including penalties and interest related to such taxes,

(ii)Interest Expense~~, (c) non‑~~;

(iii)depreciation and amortization expense;

(iv)any non-cash charges for such period (including, without limitation, non-recurring, non~~‑~~-cash charges and non~~‑~~-cash restructuring and impairment charges, ~~(d)~~ non~~‑~~-cash stock based compensation, ~~(e~~and non-cash purchase accounting adjustments made during such period and non-cash exchange, translation or performance losses during such period relating to any foreign currency hedging transactions or currency fluctuations (but excluding any non-cash charge in respect of an item that was included in net income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) );

(v)cash restructuring and impairment charges~~,~~; provided that the aggregate amount added back under this clause (~~e~~v) in determining EBITDA together with amounts added back pursuant to clauses (xi) and (xii) of this definition shall not exceed ~~(x) $10,000,000 in the aggregate for any period of four consecutive fiscal quarters ending on or before December 31, 2017 or (y) $6,000,000 in the aggregate for any period of four consecutive fiscal quarters ending after December 31, 2017,~~ 10% of EBITDA for any Test Period (determined prior to giving effect to any such addback(~~f~~s) ~~depreciation and amortization expense, (g~~) ;

(vi)all extraordinary losses~~,~~ ;

(~~h~~vii) ~~all transaction fees and expenses in connection with the restatement of the Material Credit Facility occurring on or about the Effective Date and the amendment to this Agreement occurring on or about the Effective Date and (i)~~ losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP~~, minus~~ ;

(viii)reasonable and documented non-recurring fees, costs and expenses directly incurred during such period in connection with any proposed or actual issuance of any Indebtedness (or any amendment thereto) or Capital Stock, or any proposed or actual acquisitions (including Acquisitions), Investments, asset sales or divestitures permitted hereunder, whether or not consummated;

(ix)any losses during such period attributable to early extinguishment of Indebtedness or obligations under any Financial Contract;

(x)any losses during such period resulting from the sale or disposition of any asset of the Company or its Subsidiaries outside the ordinary course of business;

(xi)any unusual or non-recurring charges, expenses or losses and non-recurring restructuring related costs, charges, fees and expenses and any litigation settlements or losses outside the ordinary course of business; provided that the aggregate amount added back under this clause (xi) in determining EBITDA together with amounts added back pursuant to clauses (v) and (xii) of this definition shall not exceed 10% of EBITDA for any Test Period (determined prior to giving effect to any such addback(s));

(xii)the amount of cost savings, operating expense reductions, workforce reductions, other operating improvements and other initiatives and synergies or operational changes (net of the amount of actual amounts realized) that are (A) projected by the Company in good faith to be reasonably anticipated to be realizable within twelve (12) months after the date a specified transaction is initiated or a plan for realization thereof shall have been established and (B) related to such specified transaction, in each case, which will be added to EBITDA as so projected or determined until fully realized and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period; provided that the aggregate amount added back under this clause (xii) in determining EBITDA together with amounts added back pursuant to clauses (v) and (xi) of this definition shall not exceed 10% of EBITDA for any Test Period (determined prior to giving effect to any such addback(s)) provided, further, that the Company will itemize the calculation of such amounts under this (xii) in the compliance certificates delivered pursuant to Section 7.2 to holders;

(xiii)non-recurring reasonable costs, fees and expenses incurred in connection with the amendment and restatement of this Agreement and any future amendments, waivers, other modifications or repayments thereof;

(xiv)any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind that is covered by indemnification, reimbursement, guaranty, purchase price adjustment or other similar provisions in favor of the Company or its Subsidiaries in any agreement entered into by the Company or its Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement in such period (or are reasonably expected to be so paid or reimbursed within one year after the end of such period to the extent not accrued) or an earlier period if not added back to EBITDA in such earlier period; provided that if such amount is not so reimbursed within such one year period, such expenses or losses shall be subtracted in the subsequent calculation period;

(xv)net unrealized or realized exchange, translation or performance losses relating to foreign currency transactions and foreign exchange adjustments including, without limitation, losses and expenses in connection with, and currency and exchange rate fluctuations and losses or other obligations from, hedging activities or other derivative instruments;

(xvi)any expense during such period relating to a defined benefits pension or post-retirement benefit plan; and

(xvii)any charge, expense, cost, accrual, reserve, payment, fee, expense or loss of any kind attributable to, and payments of, legal settlements, fines, judgments or orders; provided that the aggregate amount thereof shall not exceed 5% of EBITDA for such period (determined prior to giving effect to this addback); minus

(c)	to the extent included in determining such net income, each of the following, without duplication:

(i) non-cash income or other gains;

(ii)gains in respect of hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies;

(iii)all extraordinary gains;

(iv)the income of any Person (other than a Wholly~~‑~~ Owned Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period~~, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii)~~ ;

(v)gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP~~, (iv) non‑recurring, non‑cash gains and non‑cash restructuring and impairment gains, (v) all extraordinary gains, and~~ ; and

(vi) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.  ~~For the purposes of calculating EBITDA pursuant to any determination of the Leverage Ratio~~

If any Acquisition or Investment is made by the Company or its Subsidiaries during an applicable Test Period, ~~such~~the calculation of EBITDA shall be ~~made on a pro forma basis (i) after giving effect to any acquisition or any disposition~~adjusted to include EBITDA related thereto as if such Acquisition or Investment had been made ~~during~~at the ~~calculation period and (ii) assuming that such acquisition or disposition occurred on the first day of the calculation period~~beginning of such Test Period, in accordance with Section 22.3(b) hereof.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Effective Date” means the Effective Date as defined in that Third Amendment hereto dated as of March 12, 2021.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

~~“Effective Date” means March 8, 2017.~~

“Execution Date” is defined in Section 3.

“Financing Agreements” means and includes (i) this Agreement, (ii) the Notes, (iii) the Material Credit Facility, and (iv) the Security Agreements.

“First Closing” is defined in Section 3.

“First Closing Date” is defined in Section 3.

“First Funding Notes” means U.S.$11,000,000 aggregate principal amount of Series B Notes, to be purchased in connection with the First Closing by those Purchasers in the respective principal amounts as set forth in Schedule B.

“Foreign Subsidiary” means each (a) Subsidiary organized under the laws of a jurisdiction outside of the United States; and (b) Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco” means any direct or indirect Subsidiary of the Company (a) that is a CFC or an entity disregarded from its owner for U.S. federal income tax purposes and that owns the Equity Interests of one or more Foreign Subsidiaries and/or other Foreign Subsidiary Holdcos and does not own any other material assets, or (b) substantially all the assets of which consists of Capital Stock of one or more Foreign Subsidiaries and/or other Foreign Subsidiary Holdcos.

“Form 10‑K” is defined in Section 7.1(b).

“Form 10‑Q” is defined in Section 7.1(a).

“Frozen GAAP” is defined in Section 22.2(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)the government of

(i)the United States of America or any state or other political subdivision thereof, or

(ii)any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)to purchase such indebtedness or obligation or any property constituting security therefor;

(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incorporated Covenant” is defined in Section 10.9(b).

“INHAM Exemption” is defined in Section 6.2(e).

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of December 12, 2003 by and among the Purchasers, the Administrative Agent, the Collateral Agent, and the Bank Lenders, as amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBITDA to (b) Interest Expense, in each case calculated for the four consecutive fiscal quarters then ending, on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Subsidiaries in accordance with GAAP during such period. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capital Lease payments during such period, all as determined in accordance with GAAP.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person (other than Financial Contracts).

“Joinder” means the Acknowledgement to Intercreditor Agreement for successor Noteholders under a Successor Note Agreement dated the date hereof.

“Leverage Ratio” means, as of any date, the ratio of (a) Total Debt at such date to (b) EBITDA, as calculated for the four most recently ended consecutive fiscal quarters of the Company.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make‑Whole Amount” is defined in Section 8.6.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means any ~~acquisition by the Company or any Subsidiary from an unrelated Person wherein~~Acquisition for which the aggregate consideration ~~paid by~~(including the ~~Company~~purchase price, any earn-out, any Indebtedness assumed and any other consideration paid or payable for such ~~Subsidiary to effectuate such acquisition is not less than U.S.$100,000,000~~Acquisition) paid or payable exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.

“Material Credit Facility” means

(a)the ~~Third Amended and Restated Loan Agreement dated as of November 10, 2010, by and among the Company, the foreign subsidiary borrowers therein, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitute the primary bank credit facility of the Company and its Subsidiaries (the “Bank Credit Agreement”),~~Primary Credit Facility; and

(b)at any time that the Bank Credit Agreement shall cease to be outstanding, the largest bank lending agreement or facility in excess of $~~50,000,000~~20,000,000 (by aggregate commitments, including both drawn and undrawn commitments in the case of a revolving credit facility) of the Company, as amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” is defined in the first paragraph of each Note .

“MCF More Favorable Covenant” is defined in Section 10.9(a)(i).

“Memorandum” is defined in Section 5.3.

“More Favorable Covenant” is defined in Section 10.9(b).

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Proceeds” means with respect to any sale of property by any Person an amount equal to (a) the aggregate amount of the consideration received by such Person in respect of such sale (valued at the fair market value of such consideration at the time of such sale), minus (b) the sum of (i) all out of pocket costs and expenses actually incurred by such Person in connection with such sale, and (ii) all state, federal and foreign taxes incurred or to be incurred by the seller in connection with such sale.

“Notes” is defined in Section 1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource‑center/sanctions/Programs/Pages/Programs.aspx.

“Off‑Balance Sheet Liability” of a Person means (i) any obligation under a sale and leaseback transaction which is not a Capitalized Lease Obligation, (ii) any so‑called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) the amount of obligations outstanding under the legal documents entered into as part of any asset securitization or similar transaction on any date of determination that would be characterized as principal if such asset securitization or similar transaction (including without limitation any Permitted Securitization Transaction) were structured as a secured lending transaction rather than as a purchase or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off‑Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“PCF More Favorable Covenant” is defined in Section 10.9(a)(ii).

“Permitted Securitization Transaction” means any asset securitization transaction (i) by a Securitization Entity, (ii) which is sale or other transfer of an interest in accounts or notes receivable, and (iii) which is otherwise permitted by the terms of this Agreement and any other agreement binding on the Company or any of its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledge Agreement” means (i) the Pledge Agreement and Irrevocable Proxy dated as of January 31, 2009 among the Company, as pledgor, and the Administrative Agent, for the equal and ratable benefit of the holders of Notes and the Bank Lenders, and (ii) each other pledge agreement executed and delivered by any Subsidiary to the Administrative Agent in accordance with the terms of the Material Credit Facility or the Intercreditor Agreement, in each case as amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Pledgors” means the Company, as pledgor under the Pledge Agreement, and each other Subsidiary, if any, which pledges capital stock or other equity interests pursuant to a Pledge Agreement.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Primary Credit Facility” means the Sixth Amended and Restated Loan Agreement dated as of March 5, 2021, by and among the Company, the foreign subsidiary borrowers therein, the lenders from time to time party thereto and JPMorgan Chase Bank, National Association, as administrative agent, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof, which constitutes the primary bank credit facility of the Company and its Subsidiaries.

“Priority Debt” means (without duplication), as of the date of any determination thereof, (i) all unsecured Indebtedness of Subsidiaries (including all Guaranties of Indebtedness of the Company but excluding (x) Indebtedness owing to the Company or a Wholly-Owned Subsidiary and (y) Indebtedness of Subsidiary Guarantors under the Subsidiary Guaranty and the guaranty of obligations under the Material Credit Facility), and (ii) all Indebtedness of the Company or its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (i), inclusive, of Section 10.5.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 22.3.

“Pro Forma Compliance” means, with respect to the covenants in Section 10.7, compliance on a Pro Forma Basis with such covenants in accordance with Section 22.3.

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) an amount equal to the Net Proceeds being so applied to the prepayment of Senior Debt multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of the Company and its Subsidiaries.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means (a) at any time prior to the First Closing, the Purchasers, and (b) at any other time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by either the Company or any of its Affiliates); provided, that, if such other time is after the First Closing and prior to the Second Closing, Notes to be acquired at the Second Closing shall be deemed to be then outstanding and held by the Purchasers with respect to such Notes.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire any such Capital Stock.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Second Closing” is defined in Section 3.

“Second Closing Date” is defined in Section 3.

“Second Funding Notes” means (i) U.S.$40,000,000 aggregate principal amount of Series A Notes, (ii) U.S.$29,000,000 aggregate principal amount of Series C Notes and (iii) U.S.$20,000,000 aggregate principal amount of Series D Notes, to be purchased in connection with the Second Closing by those Purchasers in the respective principal amounts as set forth in Schedule B.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization Entity” means a Wholly-Owned Subsidiary of the Company that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Company or any Subsidiary of the Company or is recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to customary representations, warranties, covenants, indemnities, performance guaranties and other obligations entered into in connection with a Permitted Securitization Transaction.

“Security Agreements” means the Pledge Agreement and the Subsidiary Guaranty.

“2003 Senior Notes” means the Company’s $65,000,000 6.08% Series 2003-A Senior Notes, Tranche 1, due December 12, 2010 and $35,000,000 6.81% Series 2003-A Senior Notes, Tranche 2, due December 12, 2013.

“Senior Debt” means, as of the date of any determination thereof, all Total Debt, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series” of Notes shall refer to the Series A, Series B, Series C and Series D Notes, individually or collectively, as the context may require.

“Source” is defined in Section 6.2.

“~~Special EBITDA” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP, plus to the extent deducted in determining such net income, without duplication (a) income taxes, (b) Interest~~

~~Expense, (c) non‑recurring, non‑cash charges and non‑cash restructuring and impairment charges, (d) non‑cash stock based compensation, (e) cash restructuring and impairment charges, provided that the amount added back under this clause (e) in determining EBITDA shall not exceed $6,000,000 in the aggregate for any period of four consecutive fiscal quarters, (f) depreciation and amortization expense, (g) all extraordinary losses, (h) all transaction fees and expenses in connection with the restatement of the Material Credit Facility occurring on or about the Effective Date and the amendment to this Agreement occurring on or about the Effective Date and (i) losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, minus to the extent included in determining such net income, each of the following, without duplication: (i) the income of any Person (other than a Wholly‑Owned Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the income of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (iii) gains from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP, (iv) non‑recurring, non‑cash gains and non‑cash restructuring and impairment gains, (v) all extraordinary gains, and (vi) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.  For the purposes of calculating EBITDA pursuant to any determination of the Special Leverage Ratio, such calculation shall be made on a pro forma basis (i) after giving effect to any acquisition or any disposition made during the calculation period and (ii) assuming that such acquisition or disposition occurred on the first day of the calculation period.~~

~~“Special Leverage Ratio” means, as of any date, the ratio of (a) Total Debt at such date to (b) Special EBITDA, as calculated for the four most recently ended consecutive fiscal quarters of the Company~~Specified Transaction” means any Investment that results in a Person becoming a Subsidiary, any Acquisition permitted hereunder, or a sale of a business unit, line of business or division of all or substantially all of the assets of the Company or a Subsidiary, any incurrence, prepayment, redemption, repurchase, defeasance, acquisition, extinguishment, retirement or repayment of Indebtedness (other than Indebtedness incurred or repaid under any existing revolving credit facility or line of credit), any Restricted Payment, solely for the purposes of determining the applicable cash balance or any other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires a test or covenant to be calculated on a “Pro Forma Basis.”

“Subordinated Debt” means all unsecured Indebtedness of the Company which shall contain or have applicable thereto, subordination provisions providing for the subordination thereof to other Indebtedness of the Company (including, without limitation, the obligations of the Company under this Agreement).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark‑to‑market values(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, as of any date, (a) for purposes of determining actual compliance with Section 10.6, the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 7.1(a) or Section 7.1(b), as applicable, have been delivered or were required to be delivered pursuant to the terms hereof and (b) for any other purpose, the period of four consecutive fiscal quarters then most recently ended for which financial statements of the type described in Section 7.1(a) or Section 7.1(b), as applicable, have been delivered or, if earlier, are internally available or, were required to be delivered pursuant to the terms hereof.

“Total Debt” as of any date, means all of the following for the Company and its Subsidiaries on a consolidated basis and without duplication: (~~i~~a) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise~~, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether director indirect~~; (~~ii~~b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (~~iii~~c) all reimbursement obligations under outstanding letters of credit in respect of drafts which (~~A~~i) may be presented at any time or (~~B~~ii) have been presented and have not yet been paid and are not included in clause (~~i~~a) above; (~~iv~~d) all obligations in respect of any Disqualified Stock; (~~v~~e) all liabilities for the deferred purchase price of property acquired by the Company or its Subsidiaries (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property and, to the extent classified as a liability on the balance sheet of the Company in accordance with GAAP, all obligations in respect of purchase price adjustments, earn-outs, non-competition agreements and other similar arrangements, or other deferred payments of a similar nature, representing consideration of an Acquisition or Investment and incurred in connection therewith); (~~vi~~f) all Off-Balance Sheet Liabilities; and (~~vii~~g) all guarantees and other Contingent Obligation relating to indebtedness or liabilities of the type described in the foregoing clauses (~~i~~a), (~~ii~~b), (~~iii~~c), (~~iv~~d), (~~v~~e) or (~~vi~~f).

“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.

“Wholly‑Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly‑Owned Subsidiaries at such time.

Exhibits and Schedules

The exhibits and schedules to the Third Amendment to Note Purchase Agreement are omitted pursuant to Item 601(b)(10) of Regulation S-K under the Securities Exchange Act of 1934. The Company agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon request.